Exhibit 99.1

John A. Brock Joins Foothills Resources, Inc. as Director

Monday October 23, 7:00 am ET

BAKERSFIELD, Calif., Oct. 23 /PRNewswire-FirstCall/ -- Foothills Resources, Inc. (OTC Bulletin Board: FTRS - News) today welcomed John A. Brock as its newest member of its Board of Directors.

Mr. Brock, until its recent sale, served as Chairman of Brighton Energy, LLC, is a director of Fabtec, Inc. (ReRoof America), Lifeguard America, LLC and the AGOS Group, LLC and is an advisory director of Ward Petroleum, Inc. He is a member of nine petroleum industry associations. During his distinguished career, he has formed exploration departments and instituted and supervised exploration programs for four successful companies. Mr. Brock brings outstanding expertise and experience to Foothills Resources which was developed in both private and public companies during his lengthy career in the oil and gas industry.

Mr. Brock is a Founder and Director of the Sarkeys Energy Center at the University of Oklahoma, is a Director of the Oklahoma Nature Conservancy and the Sutton Avian Research Center, and is active in numerous other civic and community groups. Mr. Brock has also organized and is currently Chairman of Oklahomans for Lawsuit Reform and co-chairman of Oklahomans for Workers Compensation Reform.

"Mr. Brock has had an exceptionally distinguished career in the oil and gas business and has demonstrated equally exceptional community involvement. We are very pleased that he has agreed to serve on the Board of Foothills Resources," stated Dennis Tower, Chief Executive Officer of Foothills.

About Foothills Resources, Inc.

Foothills Resources, Inc. is a growth oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas opportunities. Its present business activities commenced in April 2006, following the concurrent completion of a merger transaction and a private placement financing. Our business strategy is to identify and exploit low-to-moderate risk resources in and adjacent to existing or indicated producing areas that can be quickly developed and put on production, including the acquisition of producing properties with exploitation and exploration potential in these areas. We will also take advantage of our expertise to develop exploratory projects in focus areas and to participate with other companies in those areas to explore for oil and natural gas using state-of-the-art 3D seismic technology. Our management will use its extensive domestic and international oil and gas experience and our relationship with the well known energy consulting group Moyes and Co., Inc. (http://www.moyesco.com) to establish and grow the Company. Additional information on Foothills Resources is available at http://www.foothills-resources.com.

Source: Foothills Resources, Inc.